Exhibit 99.2

CONSENT OF U.S. BANCORP PIPER JAFFRAY

We hereby consent to the inclusion in the registration statement on Form S-4 of PLATO Learning, Inc. (“PLATO”) relating to the proposed merger of Lightspan, Inc. with LSPN Merger Corp., a wholly owned subsidiary of PLATO (the “Registration Statement”), of our opinion letter, dated September 8, 2003, and to the references of our firm’s name therein. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

By	/s/ U.S. Bancorp Piper Jaffray Inc.

U.S. Bancorp Piper Jaffray Inc.

September 26, 2003